Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 24, 2010, relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc. and subsidiaries, and the effectiveness of WGL Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of WGL Holdings, Inc. for the year ended September 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
McLean, Virginia
December 14, 2010